Exhibit 10.12
MERLIN, INC.

AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

Eligible Directors (as defined below) on the board of directors (the “Board”) of Merlin, Inc., a Delaware corporation (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Amended and Restated Non-Employee Director Compensation Program (this “Program”). The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically as set forth herein and without further action of the Board, to each member of the Board who is not an employee of the Company or any of its parents or subsidiaries (each, an “Eligible Director”) unless such member is determined by the Board to not be an Eligible Director or unless such Eligible Director declines the receipt of such cash or equity compensation by written notice to the Company.
This Program shall become effective upon the Effective Date (as defined below) and shall remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. No Eligible Director shall have any rights hereunder, except with respect to equity awards granted pursuant to Section 2 of this Program. For purposes of this Program, “Effective Date” shall mean April 7, 2026.
1.Cash Compensation.
a.Annual Retainers. Each Eligible Director shall be eligible to receive an annual cash retainer of $65,000 for service on the Board.
b.Additional Annual Retainers. An Eligible Director shall be eligible to receive the following additional annual retainers, as applicable:
(i)Lead Independent Director. An Eligible Director serving as Lead Independent Director of the Board shall be eligible to receive an additional annual retainer of $50,000 for such service.
(ii)Committee Chair. An Eligible Director serving as Chair of the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee or the Transaction Committee shall be eligible to receive an additional annual retainer of $20,000, $15,000, $10,000 or $10,000, respectively, for such service on such committee.
(iii)Committee Member (Non-Chair). An Eligible Director serving as a non-Chair member of the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee or the Transaction Committee shall be eligible to receive an additional annual retainer of $10,000, $7,500, $5,000 or $5,000, respectively, for such service on such committee.
c.Payment of Retainers. The annual cash retainers described in Section 1 shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears not later than 30 days following the end of each calendar quarter. In the event an Eligible Director does not serve as a director, or in the applicable positions described in Section 1(b), for an entire calendar quarter, the retainer paid to such Eligible Director shall be prorated for the portion of such calendar quarter actually served as a director, or in such position, as applicable. In addition, Eligible Directors shall be permitted to elect to receive vested shares of the Company’s common stock in lieu of Annual Retainers and/or Additional Annual Retainers, which shall be issued on or around the date on which the Company pays the corresponding Annual Retainer and/or Additional Annual Retainer. Any such election shall be made no later than the last day of the calendar quarter with respect to which such Annual Retainer and/or Additional Annual Retainer was earned, and the number of shares issuable shall be determined based on the Fair Market Value (as defined in the Company’s 2026 Incentive Award Plan) of the Company’s common stock on the applicable payment/issuance date.
2.Equity Compensation.
a.General. Eligible Directors shall be granted the equity awards described below without further action from the Board. The awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2026 Incentive Award Plan or any other applicable Company equity incentive plan then-maintained by the Company (such plan, as may be amended from time to time, the “Equity Plan”) and may be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the forms approved by the Board prior to or in connection with such grants. All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all grants of equity awards hereby are subject in all respects to the terms of the Equity Plan. Capitalized terms in this Section 2 not otherwise defined herein shall have the meanings ascribed to them in the Equity Plan.
b.Initial Awards. An Eligible Director who is initially elected or appointed to serve on the Board after the Effective Date automatically shall be granted a Restricted Stock Unit award (the “Initial Award”). Each Initial Award shall be granted on the date on which such Eligible Director is appointed or elected to serve on the Board (the “Election Date”), and shall vest in full on the earlier to occur of (x) the one-year anniversary of the applicable Election Date and (y) one day prior to the date of the next Annual Meeting following the Election Date, subject to continued service through the applicable vesting date. The number of Restricted Stock Units subject to an Initial Award will be determined by dividing the Pro-Rated Value (as defined below) by the closing price for the Company’s common stock on the applicable grant date. The “Pro-Rated Value” shall equal $175,000, multiplied by a fraction, (i) the numerator of which is the difference between 365 and the number of days from the immediately preceding Annual Meeting date (or the Effective Date, if there is no preceding Annual Meeting date) through the Election Date and (ii) the denominator of which is 365.
c.Annual Awards. An Eligible Director who is serving on the Board as of the date of the annual meeting of the Company’s stockholders (each annual meeting, an “Annual Meeting”) each calendar year beginning with calendar year 2027 shall be granted a Restricted Stock Unit award with a value of $175,000 (an “Annual Award”, and together with the 2026 Award and the Initial Award, the “Equity Awards”). The number of Restricted Stock Units subject to an Annual Award will be determined by dividing $175,000 by the closing price for the Company’s common stock on the applicable grant date. Each Annual Award shall be granted on the date of the applicable Annual Meeting and shall vest in full on the earlier to occur of (x) the one-year anniversary of the applicable grant date and (y) one day prior to the date of the next Annual Meeting following the grant date, subject to continued service through the applicable vesting date.
d.Accelerated Vesting Events. Notwithstanding the foregoing, an Eligible Director’s Equity Award(s) shall vest in full immediately prior to the occurrence of a Change in Control or upon such Eligible Director’s Termination of Service due to the director’s death or Disability, to the extent outstanding at such time.
3.Compensation Limits. Notwithstanding anything to the contrary in this Program, all compensation payable under this Program will be subject to any limits on the maximum amount of non-employee Director compensation set forth in the Equity Plan, as in effect from time to time.
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